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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       UnderSections 13 and 15(d) of the Securities Exchange Act of 1934.

                                                Commission File Number 000-22100
                                                                      ----------

                          Saratoga Beverage Group, Inc.
                  --------------------------------------------
             (Exact name of registrant as specified in its charter)


                        1000 American Superior Boulevard
                           Winter Haven, Florida 33884
                                 (863) 299-6915
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                 Class A Common Stock, $0.01 par value per share
                 Class B Common Stock, $0.01 par value per share
                  --------------------------------------------
            (Title of each class of securities covered by this Form)


                                      None
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)    [X]          Rule 12h-3(b)(1)(ii)   [ ]
           Rule 12g-4(a)(1)(ii)   [ ]          Rule 12h-3(b)(2)(i)    [ ]
           Rule 12g-4(a)(2)(i)    [ ]          Rule 12h-3(b)(2)(ii)   [ ]
           Rule 12g-4(a)(2)(ii)   [ ]          Rule 15d-6             [ ]
           Rule 12h-3(b)(1)(i)    [X]

     Approximate number of holders of record as of the certification or notice date:

                        8 holders of Class A Common Stock
                       -----------------------------------
                        0 holders of Class B Common Stock
                       -----------------------------------

     Pursuant to the requirements of the Securities Exchange Act of 1934 Saratoga Beverage Group, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: July 17, 2000                             BY: /s/ Robin Prever
     ----------------                              -----------------------------
                                                Name: Robin Prever
                                                Title: President and Chief
                                                         Executive Officer